                                                                  Exhibit (c)(1)


                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                                   ACCOR S.A.,


                              RRI ACQUISITION CORP.


                                       and


                               RED ROOF INNS, INC.





                                  July 10, 1999

                                TABLE OF CONTENTS


                                    ARTICLE I

THE OFFER AND MERGER ......................................................   1
Section 1.1  The Offer ....................................................   1
Section 1.2  Company Actions ..............................................   3
Section 1.3  Directors ....................................................   4
Section 1.4  The Merger ...................................................   5
Section 1.5  Effective Time ...............................................   5
Section 1.6  Closing ......................................................   5
Section 1.7  Directors and Officers of the Surviving Corporation ..........   5
Section 1.8  Merger Without Meeting of Stockholders .......................   5
Section 1.9  Stockholders' Meeting ........................................   6

                                   ARTICLE II

CONVERSION OF SECURITIES ..................................................   6
Section 2.1  Conversion of Capital Stock ..................................   6
Section 2.2  Exchange of Certificates .....................................   7
Section 2.3  Dissenting Shares ............................................   8
Section 2.4  Company Option Plans .........................................   9

                                   ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY .............................   9
Section 3.1  Organization .................................................   9
Section 3.2  Capitalization ...............................................  10
Section 3.3  Authorization; Validity of Agreement; Company Action .........  11
Section 3.4  Consents and Approvals; No Violations ........................  12
Section 3.5  SEC Reports and Financial Statements .........................  12
Section 3.6  No Undisclosed Liabilities ...................................  13
Section 3.7  Absence of Certain Changes ...................................  13
Section 3.8  Employee Benefit Plans; ERISA ................................  13
Section 3.9  Litigation ...................................................  15
Section 3.10  No Default; Compliance with Applicable Laws .................  15
Section 3.11  Taxes .......................................................  16
Section 3.12  Property ....................................................  17
Section 3.13  Environmental Matters .......................................  18
Section 3.14  Intellectual Property .......................................  19
Section 3.15  Material Contracts ..........................................  20
Section 3.16  Labor Matters ...............................................  20
Section 3.17  Restrictions on Business Activities .........................  21
Section 3.18  Year 2000 Compliance ........................................  21
Section 3.19  Vote Required ...............................................  21
Section 3.20  Brokers .....................................................  21
Section 3.21  Opinion of Financial Advisor ................................  22
Section 3.22  Information in Proxy Statement; Schedule 14D-1 ..............  22


                                      (i)

                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER ....................  22
Section 4.1  Organization .................................................  22
Section 4.2  Authorization; Validity of Agreement; Necessary Action .......  22
Section 4.3  Consents and Approvals; No Violations ........................  23
Section 4.4  Information in Proxy Statement; Schedule 14D-9 ...............  23
Section 4.5  Financing ....................................................  23
Section 4.6  Share Ownership ..............................................  23
Section 4.7  Purchaser's Operations .......................................  23
Section 4.8  Brokers or Finders ...........................................  23

                                    ARTICLE V

COVENANTS .................................................................  24
Section 5.1  Interim Operations of the Company ............................  24
Section 5.2  Access to Information ........................................  26
Section 5.3  Consents and Approvals .......................................  26
Section 5.4  No Solicitation ..............................................  27
Section 5.5  Publicity ....................................................  28
Section 5.6  Notification of Certain Matters ..............................  28
Section 5.7  Directors' and Officers' Insurance and Indemnification .......  29
Section 5.8  Further Assurances ...........................................  30
Section 5.9  Fees and Expenses ............................................  30
Section 5.10  Employee Matters ............................................  30

                                   ARTICLE VI

CONDITIONS ................................................................  31
Section 6.1  Conditions to Each Party's Obligation To Effect the Merger ...  31

                                   ARTICLE VII

TERMINATION ...............................................................  32
Section 7.1  Termination ..................................................  32
Section 7.2  Effect of Termination ........................................  33
Section 7.3  Payment of Non-Recommendation Fee ............................  33

                                  ARTICLE VIII

MISCELLANEOUS .............................................................  34
Section 8.1  Amendment and Modification ...................................  34
Section 8.2  Nonsurvival of Representations and Warranties ................  34
Section 8.3  Notices ......................................................  34
Section 8.4  Counterparts .................................................  36
Section 8.5  Entire Agreement; Third-Party Beneficiaries ..................  36
Section 8.6  Severability .................................................  36
Section 8.7  Governing Law ................................................  37
Section 8.8  Jurisdiction .................................................  37
Section 8.9  Assignment ...................................................  38


                                      (ii)

Section 8.10 Waiver .......................................................  38
Section 8.11 Headings .....................................................  38
Section 8.12 Specific Performance .........................................  38
Section 8.13 Obligations of Parent and the Company of Parent and the
                Company ...................................................  38
Section 8.14 Limitations on Warranties ....................................  38
Section 8.15 Schedules ....................................................  39
Section 8.16 Interpretation ...............................................  39
Section 8.17 Execution ....................................................  39


                                      (iii)

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of July 10, 1999 (this "Agreement"), by and among ACCOR S.A., a corporation organized under the laws of France ("Parent"), RRI ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and RED ROOF INNS, INC., a Delaware corporation (the "Company").

                  WHEREAS, Parent and Purchaser have proposed acquiring all the outstanding common stock, par value $.01 per share, of the Company, (the "Shares" or "Company Common Stock") at a price of $22.75 per Share in cash;

                  WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger (as defined below);

                  WHEREAS, as a condition and inducement to Parent's and Purchaser's entering into this Agreement and incurring the obligations set forth herein, each of THE MORGAN STANLEY REAL ESTATE FUND, L.P., a Delaware limited partnership, MORGAN STANLEY REAL ESTATE INVESTMENT MANAGEMENT, INC., a Delaware corporation, MORGAN STANLEY REAL ESTATE CO-INVESTMENT PARTNERSHIP II, L.P., a Delaware limited partnership (collectively, the "MS Entities"), concurrently herewith is entering into a Tender and Voting Agreement (the "Tender Agreement"), dated as of the date hereof, with Parent and Purchaser, pursuant to which, among other things, each MS Entity is agreeing to tender its Shares in the Offer and vote such Shares, all upon the terms and subject to the conditions set forth in the Tender Agreement;

                  WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent and Purchaser upon the terms and subject to the conditions set forth herein; and

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I

                              THE OFFER AND MERGER

                  Section 1.1 The Offer. (a) Provided this Agreement shall not have been terminated in accordance with Section 7.1, as promptly as practicable (but in no event later than five business days after the public announcement of the execution of this Agreement), Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer (the "Offer") to purchase for cash any and all shares of the issued and outstanding Company Common Stock at a price of $22.75 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject to the conditions set forth in Annex A hereto and subject to Section 2.2(e). The Company shall not tender Shares held by it or by any of its subsidiaries pursuant to the Offer. The initial expiration date to be set forth in the Offer shall be August 12, 1999 (as extended in accordance herewith, the "Expiration Date"), subject to extension as provided below. Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (except that the Minimum Condition (as hereinafter defined) may not be amended or waived below 51% of the total issued and outstanding shares (other than treasury shares) of Company Common Stock), accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law. The obligations of Purchaser to consummate the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to there being validly tendered and not withdrawn prior to the expiration of the Offer, not less than 18,400,000 shares of Company Common Stock (the "Minimum Condition"), which shares represent 68.3% of the total issued and outstanding shares (other than treasury shares) of Company Common Stock on the date hereof, and the other conditions set forth in Annex A hereto.

                  (b) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. Purchaser shall not amend or waive the Minimum Condition to be less than 51% of the total issued and outstanding shares (other than treasury shares) of Company Common Stock and shall not decrease the Offer Price or decrease the number of Shares sought, amend the conditions to the Offer set forth in Annex A or impose conditions to the Offer in addition to those set forth in Annex A, without the prior written consent of the Company (such consent to be authorized by the Board of Directors of the Company or a duly authorized committee thereof).

                  (c) Notwithstanding Section 1.1(b): (i) Purchaser shall be entitled to and shall, and Parent agrees to cause Purchaser to, extend the Offer (and defer the Expiration Date) for a period ending October 14, 1999, in one or more periods of not more than 10 business days each, if at the initial expiration date of the Offer, or any extension thereof, any condition to the Offer is not satisfied or waived; and (ii) (A) Purchaser shall be entitled, but shall be under no obligation, to extend the Offer (and to defer the Expiration
Date) further for an additional period ending December 14, 1999 (in one or more periods of not more than 10 business days each) following an extension pursuant to clause (i) of this sentence, if at the Expiration Date, as deferred pursuant to clause (i) of this sentence to October 14, 1999: (x) the condition to the Offer set forth in paragraph (ii) of Annex A has not been satisfied or waived;
(y) the condition to the Offer set forth in paragraph (iii)(a) of Annex A has not been satisfied or waived (so long as Parent or Purchaser is using its best commercial efforts to cause any such judgment, order or injunction to be vacated or lifted); or (z) the condition to the Offer set forth in paragraph (iii)(e) of Annex A has not been satisfied or waived; and (B) if Purchaser shall not have sent the Company written notice of an extension pursuant to the preceding clause
(A) of this Section 1.1(c)(ii) on or before October 8, 1999, Purchaser shall be obligated to extend the Offer as set forth in clause (A) of this Section 1.1(c)(ii) upon written demand of the Company delivered to Purchaser on or before October 12, 1999; and (iii) at the Expiration Date, if all conditions to the Offer have been satisfied or waived, and for so long as less than 90% of the outstanding shares of Company Common Stock have been validly tendered and not properly withdrawn pursuant to the Offer, Purchaser may, in its sole discretion and without the consent of the Company, extend the Offer (and defer the Expiration Date) for up to an additional 20 business days in the aggregate (in periods of no more than five business days each). In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase without the consent of the Company. Any extension of the Offer in accordance herewith shall defer the Expiration Date until the latest date to which the Offer is so extended.

                  (d) In the event that the Offer is terminated by Purchaser, it shall deliver to the Company a written statement setting forth the applicable provision of Annex A of this Agreement pursuant to which it has elected to terminate the Offer.

                  (e) As soon as practicable on the date the Offer is commenced, Parent and Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company for inclusion in the Offer Documents. Each of Parent and Purchaser shall further take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and Purchaser further shall take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment upon the
Schedule 14D-1 (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. In addition, Parent and Purchaser shall provide the Company and its counsel in writing with any comments that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by Parent, Purchaser or their counsel.

                  (f) Parent shall provide or cause to be provided to Purchaser all the funds necessary to purchase any shares of Company Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer.

         Section 1.2 Company Actions.

                  (a) The Company hereby approves of and consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has (i) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 1.4) (collectively, the "Transactions"), determining that the Merger is advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer and approve and adopt the Merger and this Agreement and (ii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Purchaser and approve and adopt this Agreement and the Merger; provided that such recommendation may be withdrawn, modified or amended as provided in Section 5.4(d) hereof. The Company represents that the restrictions on "business combinations" contained in Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), are inapplicable to the transactions contemplated by this Agreement provided that such transactions are consummated in accordance with the terms hereof. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of its Board of Directors described in clause (ii) of the immediately preceding sentence, unless and until such recommendation is withdrawn or modified, in a manner adverse to Parent, in accordance with Section 5.4(d) hereof.

                  (b) Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to the fiduciary duties of the Company's directors under applicable law, as determined by the Board of Directors after consultation with independent legal counsel, and to the provisions of Section 5.4(d) hereof, contain the recommendation referred to in clause (ii) of Section 1.2(a) hereof. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser for inclusion in the Schedule 14D-9. The Company further shall take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Purchaser and their counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. In addition, the Company shall provide Parent, Purchaser and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by the Company or its counsel.

                  (c) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish Purchaser with such information and assistance as Purchaser or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents and subject to the requirements of applicable law, each of Parent and Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, shall use such information only in connection with the Offer and Merger, and, if this Agreement is terminated, shall upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

         Section 1.3 Directors.

                  (a) Promptly upon the purchase of and payment for Shares by Parent or any of its subsidiaries which represent at least a majority of the outstanding shares of Company Common Stock (on a fully diluted basis), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser, Parent and any of their affiliates bears to the total number of shares of Company Common Stock then outstanding. The Company shall, upon request of and as specified by Purchaser or Parent, on the date of such request, increase the size of its Board of Directors and/or secure the resignations of such number of its incumbent directors as is necessary, consistent with the request of Purchaser or Parent, to enable Parent's designees to be so elected to the Company's Board of Directors, and shall take all actions necessary to cause Parent's designees to be so elected or appointed. At such times, the Company will use its reasonable best efforts to cause individuals designated by Parent to constitute the same percentage as such individuals represent on the Company's Board of Directors, each committee of the Board (other than any committee of the Board established to take action under this Agreement), each board of directors of each Subsidiary (as defined in Section 3.1) and each committee of each such board. Notwithstanding the foregoing, until the Effective Time (as defined in Section
1.5 hereof), the Company shall retain as members of its Board of Directors at least two directors who are directors of the Company on the date hereof (the "Continuing Directors"); provided, however, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Board of Directors. The Company's obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent or Purchaser shall supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Upon receipt of such information from Parent or Purchaser, the Company shall include in the Schedule 14D-9 (as an annex or otherwise) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors.

                  (b) From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors (the "Appointment Date"), the unanimous vote of the entire Board of Directors of the Company is required for the Company to: (i) amend or terminate this Agreement, (ii) extend the time for performance of any of the obligations of Parent or Purchaser hereunder, (iii) waive any condition or any of the Company's rights or remedies hereunder, or (iv) amend the Company's certificate of incorporation or by-laws.

         Section 1.4 The Merger. Subject to the terms and conditions of this Agreement and the provisions of the DGCL, at the Effective Time (as defined in Section 1.5 hereof), the Company and Purchaser shall consummate a merger (the "Merger") pursuant to which (a) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease,
(b) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") under the name "Red Roof Inns, Inc." and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Pursuant to the Merger, (x) the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (y) the By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation and such By-laws; provided, that Section 1 of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of the Corporation is Red Roof Inns, Inc." The Merger shall have the effects set forth in the DGCL.

         Section 1.5 Effective Time. Parent, Purchaser and the Company shall cause an appropriate Certificate of Merger or Certificate of Ownership and Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined in Section 1.6) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such other time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

         Section 1.6 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York City time, on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the third business day after satisfaction or waiver of all the conditions set forth in Article VI hereof (the "Closing Date"), at the New York offices of Proskauer Rose LLP, unless another date or place is agreed to in writing by the parties hereto.

         Section 1.7 Directors and Officers of the Surviving Corporation. The directors of Purchaser and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

         Section 1.8 Merger Without Meeting of Stockholders. In the event that Parent, Purchaser or any other Subsidiary of Parent, shall acquire at least 90 percent of the outstanding shares of Company Common Stock pursuant to the Offer or otherwise, each of the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

         Section 1.9 Stockholders' Meeting. Notwithstanding Section 1.8 hereof:

                  (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                           (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

                           (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

                           (iii) subject to the fiduciary obligations of the Board under applicable law as advised by independent counsel, include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

                  (b) Parent shall provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all the Shares then owned by it, Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the approval and adoption of this Agreement.


                                   ARTICLE II

                            CONVERSION OF SECURITIES

         Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock, par value $.01 per share, of Purchaser (the "Purchaser Common Stock"):

                  (a) Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock, all shares of Company Common Stock owned by any Subsidiary (as defined in Section 3.1) of the Company and any shares of Company Common Stock owned by Parent, Purchaser or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                  (c) Conversion of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) hereof and any shares of Dissenting Common Stock (as defined in Section 2.3 hereof)), shall be converted into the right to receive the Offer Price payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2 hereof, without interest.

         Section 2.2 Exchange of Certificates.

                  (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company (the "Paying Agent") reasonably acceptable to the Company to make the payments of the funds to which holders of shares of Company Common Stock shall become entitled to pursuant to this Agreement upon surrender of their Certificates (as hereinafter defined) pursuant to Section 2.2(b) hereof, and such amounts shall hereinafter be referred to as the "Exchange Fund." The expenses of the Paying Agent shall not be paid from the Exchange Fund but shall be paid directly by the Surviving Corporation.

Prior to the Effective Time, Parent shall take all steps necessary to deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the Company's stockholders, the aggregate Merger Consideration, in immediately available funds, for timely payment thereunder. If the amount of the cash in the Exchange Fund is insufficient to pay all of the amounts required to be paid pursuant to this Agreement, Parent, from time to time after the Effective Time, shall deposit in trust additional cash with the Paying Agent sufficient to make all such payment. The Exchange Fund shall not be used for any purpose that is not provided herein. The Paying Agent may invest, if so directed by Parent or the Surviving Corporation, the Exchange Fund in obligations of the United States government or any agency or instrumentality thereof, or in obligations that are guaranteed or insured by the United States government or an agency or instrumentality thereof. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent on demand.

                  (b) Exchange Procedures. As soon as practicable after the Effective Time but in no event more than three business days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.1 hereto into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (e) below) for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. For purposes of this Agreement, the term "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, estate, unincorporated organization or other entity. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

                  (c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

                  (d) Termination of Fund; No Liability. At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) Withholding Taxes. Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or Merger such amounts as Parent, Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law, it being acknowledged that Parent, Purchaser, the Surviving Corporation or the Paying Agent shall not deduct or withhold from the consideration otherwise payable to any such holder of Shares pursuant to the Offer or the Merger any amount with respect to which such holder has timely delivered to Parent, Purchaser, the Surviving Corporation or the Paying Agent, as the case may be, a properly executed Form 8709 in accordance with applicable law. Any amounts so withheld shall be delivered to the applicable taxing authority for the account of such holder of shares of Company Common Stock from whom the amount was withheld. To the extent amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made.

         Section 2.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised appraisal rights with respect thereto (the "Dissenting Common Stock") in accordance with Section 262 of the DGCL, shall not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock shall be entitled to receive payment of the appraised value of such shares of Dissenting Common Stock in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.3, if (i) the Merger is rescinded or abandoned or (ii) the stockholders of the Company revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Common Stock pursuant to
Section 262 of the DGCL shall cease. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of shares of Dissenting Common Stock. The Company shall not, except as required by applicable law or with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands.

         Section 2.4 Company Option Plans.

                  (a) Stock Options Plans. The Company shall take all actions necessary to provide that, effective as of the date of the consummation of the Offer, and contingent upon the consummation of the Offer, (i) each outstanding employee stock option to purchase Shares ("Option") granted under the Company's Amended and Restated 1994 Management Incentive Equity Plan (the "MEIP") and the Company's 1995 Director Stock Option Plan (collectively, the "Option Plans"), whether or not then exercisable or vested, shall be cancelled and (ii) in consideration of such cancellation, the Company (or, at Parent's option, the Purchaser) shall pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of each such Option and (B) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding taxes); provided, however, that such cancellation and payment shall occur at the Effective Time with respect to any Option that is held by an individual who is subject to
Section 16 of the Exchange Act with respect to Company equity securities and who consents, prior to the consummation of the Offer and in form reasonably satisfactory to Parent, to the cancellation of such Option at the Effective Time. As of the date of the consummation of the Offer, the Option Plans shall terminate and all rights and obligations of the Company and the holder of any Option under any provision of the Option Plans, any agreement entered into thereunder or any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the

Company shall be cancelled. The Company shall take all action necessary to ensure that, after the time of the consummation of the Offer, no person shall have any right under the Option Plans or any other plan, program or arrangement with respect to equity securities of the Company, or any direct or indirect Subsidiary of the Company.

                  (b) Stock Purchase Plan. Notwithstanding any other provision of the Amended and Restated 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"), the Company shall take all actions as are necessary or appropriate so that all outstanding rights shall be exercised for all participants in the Stock Purchase Plan in accordance with the terms of Section 8 thereof. Prior to the Effective Time, the Company shall take (or cause to be taken) all actions as are necessary or appropriate to effectuate the termination of the Stock Purchase Plan prior to the Effective Time in accordance with its terms and the Code and other applicable law. The Company shall promptly deliver to Parent prior to the Effective Time true and complete copies of all documentation relating to or arising from the termination of the Stock Purchase Plan.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Purchaser as follows:

         Section 3.1 Organization.

                  (a) Each of the Company and its Subsidiaries (as defined in this Section 3.1) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. As used in this Agreement, the word "Subsidiary" means, with respect to any Person any other Person of which (i) the first Person or any of its other Subsidiaries is a general partner (excluding partnerships in which the first Person or any of its other Subsidiaries do not have at least 50% of the voting interest) or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such other Person is directly or indirectly owned or controlled by the first Person and/or by any one or more of its Subsidiaries. As used in this Agreement, any reference to any event, change or effect having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to the consolidated financial condition, businesses or results of operations of such entity (or, if used with respect to a group of entities, of such group of entities taken as a whole); provided, however, that the effects of changes that are generally applicable to (i) the hotel, motel or travel industries, (ii) the United States or French economy or (iii) the United States or French securities markets shall be excluded from such determination; and provided, further, that the following shall also be excluded from such determination: any adverse effect resulting, directly or indirectly, in whole or in part, from (x) the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby, including, but not limited to, any stockholder litigation brought or threatened against the Company or any member of the Board of Directors of the Company in respect of this Agreement, the Offer or the Merger, and (y) any change in the market price of the Company Common Stock, in and of itself. Notwithstanding anything to the contrary in this
Agreement: (A) clause (x) of the preceding sentence shall have no effect on and is not intended to limit the conditions set forth on Annex A or Section 6.1, and
(B) clauses (i), (ii) and (iii) of the preceding sentence shall have no effect on and are not intended to limit the conditions set forth on Annex A or Section
6.1 other than clause (iii)(c) set forth on Annex A. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the Company and its Subsidiaries taken as a whole. Schedule 3.1(a) of the Company's Disclosure Schedule dated the date hereof and delivered to Parent and Purchaser herewith (the "Company Disclosure Schedule") sets forth a complete and correct list of all the Company's Subsidiaries and their respective jurisdictions of incorporation or organization. Except as set forth in Schedule 3.1(a), neither the Company nor any Subsidiary of the Company holds any interest in a partnership or joint venture of any kind.

                  (b) Except as set forth in Schedule 3.1(b), the Company has heretofore delivered to Parent a complete and correct copy of each of its Certificate of Incorporation and By-laws, as currently in effect, and has heretofore made available to Parent a complete and correct copy of the charter and by-laws of each of its Subsidiaries, as currently in effect. In all material respects, the minute books of the Company and the Subsidiaries of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the boards of directors and all committees of the boards of directors of the Company and the Subsidiaries of the Company. Except as set forth on Schedule 3.1(b), complete and accurate copies of all such minute books and of the stock register of the Company and each Subsidiary of the Company have been made available by the Company to the Parent.

         Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, and (ii) 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). As of the date hereof, (v) 26,951,712 shares of Company Common Stock are issued and outstanding, (w) 4,060,000 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Options (whether or not exercisable and granted under the Option Plans), (x) 300,000 shares of Company Common Stock are reserved for issuance under the Stock Purchase Plan, (y) no shares of Preferred Stock are issued and outstanding and (z) 1,637,160 shares of Company Common Stock are held in the Company's treasury. All the outstanding shares of the Company Common Stock are, and all shares which may be issued pursuant to the exercise of outstanding Options when issued in accordance with the respective terms thereof shall be, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except (a) as set forth above,(b) for the transactions contemplated by this Agreement, as of the date hereof, and (c) as set forth in Schedule 3.2(a), (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (iii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or capital stock of the Company or any Subsidiary or affiliate of the Company. The Company has provided Parent and Purchaser with a true and complete list, as of the date hereof, of (i) all Options to purchase Company Common Stock that have been granted by the Company, (ii) the holder of each of the Options, (iii) the Option Plan under which each Option was issued,
(iv) the number of Options held by each such holder, (v) the exercise prices of each such Option, (vi) the date of grant of such Option, (vii) the expiration date of such Option, (viii) whether such Option has vested as of the date hereof, and (ix) whether such Option is a non-qualified stock option or an "incentive stock option" within the meaning of Section 422(b) of the Code. No shares of restricted stock or other equity-based awards have been granted under the Option Plans or otherwise.

                  (b) Except as set forth on Schedule 3.2(b) all the outstanding shares of capital stock, partnership interests, membership interests or other equity interests of or in each of the Subsidiaries are owned beneficially and of record by the Company, directly or indirectly, free and clear of any security interest, lien, claim, pledge, agreement, limitation on voting rights or other encumbrance of any nature whatsoever, and all such shares or interests have been validly issued and are fully paid, free of preemptive rights and, in the case of capital stock, nonassessable.

                  (c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or equity interests of or in the Company or any of the Subsidiaries. None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock or other equity interests of or in the Company, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

         Section 3.3 Authorization; Validity of Agreement; Company Action. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the approval of holders of a majority of the Shares prior to the consummation of the Merger in accordance with section 251 of the DGCL, if so required. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for obtaining the approval of its stockholders as contemplated by Section 1.9 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (b) The Board of Directors of the Company has approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement.

         Section 3.4 Consents and Approvals; No Violations. Except as set forth on Schedule 3.4 and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") state or foreign laws relating to takeovers, state securities or blue sky laws, foreign antitrust laws and the DGCL, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof shall (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of the Company or of any of its Subsidiaries, (ii) require on the part of the Company any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), (iii) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, (v) result in the creation or imposition of any lien, claim, security interest or other encumbrance on any of the assets of the Company or any of its Subsidiaries, or
(vi) result in the creation or imposition of any lien, claim, security interest or other encumbrance on any Company Common Stock or any equity interest in any Subsidiary, excluding from the foregoing clauses (ii), (iii), (iv) or (v) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or the existence of such violations, breaches or defaults, would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole, and which shall not materially impair the ability of the Company to consummate the transactions contemplated hereby.

         Section 3.5 SEC Reports and Financial Statements. Except as set forth on Schedule 3.5, the Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1994 under the Exchange Act (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates and, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein; did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the Exchange Act. The financial statements of the Company (the "1998 Financial Statements") included in the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 1999 (including the related notes thereto) (the "1998 Form 10-K") and in the quarterly report on Form 10-Q for the first fiscal quarter occurring since the 1998 Form 10-K, have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end adjustments and to the absence of complete notes) and fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as at the dates thereof or for the periods presented therein. Except as disclosed in the Company SEC Documents or on Schedule 3.5, the books and records of the Company and its Subsidiaries have been, and are being, maintained, in all material respects, in accordance with GAAP and any other applicable legal and accounting requirements (subject to normal year-end audit adjustments and the absence of notes).

         Section 3.6 No Undisclosed Liabilities. Except (a) as disclosed in the Company SEC Documents or on Schedule 3.6, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since January 2, 1999, and (c) for liabilities and obligations incurred in connection with the consummation of the transactions contemplated hereby, neither the Company nor any of its Subsidiaries has incurred any liabilities which would be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

         Section 3.7 Absence of Certain Changes. Except as disclosed in the Company SEC Documents or on Schedule 3.7, since January 2, 1999, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not been (i) as of the date hereof, any change in the consolidated financial condition, business or results of operations of the Company or the amount, character or ownership interests of the Company's assets that resulted in or would be reasonably expected to result in a material adverse effect on the Company and its Subsidiaries, taken as a whole; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsidiaries (other than dividends and distributions by the Company's Subsidiaries to the Company); (iii) any change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP or applicable law; (iv) any split, combination or reclassification of shares of the Company's capital stock; (v) any entry into any written employment agreement with, or any increase in the rate or terms of compensation payable or to become payable by the Company or any of its Subsidiaries to, any of their respective directors, officers or key employees; or (vi) any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees, except for increases occurring in the ordinary course of business or as required by law.

         Section 3.8 Employee Benefit Plans; ERISA.

                  (a) Schedule 3.8(a) contains a true and complete list of each material deferred compensation, bonus, profit sharing, stock option, pension, incentive compensation, and equity compensation plan; "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, consulting, change in control, termination or severance agreement; and each fringe benefit, insurance, welfare, post-retirement, health, life, tuition refund, scholarship, relocation, disability, accident, sick, vacation, commission, payroll practices, retention, noncompetition, or any other material employee benefit plan, fund, program, agreement or arrangement (whether written or unwritten, insured or self-insured), in each case, that is or was sponsored, maintained or contributed to or required to be contributed to by the Company, by any Subsidiary or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code, or to which the Company, any Subsidiary or an ERISA Affiliate is a party, for the benefit of any employee, director or stockholder of the Company or any Subsidiary (whether current, former or retired) or their beneficiaries or to which the Company or any Subsidiary or any ERISA Affiliate has or could reasonably be expected to have any liability (the "Benefit Plans").

                  (b) With respect to each Benefit Plan, the Company has made available to Purchaser and Parent true and complete copies of the Benefit Plan and any amendments thereto (or if the Benefit Plan is not a written Benefit Plan, a description thereof), any related trust or other funding vehicle, any reports, financial statements or summaries required under ERISA or the Code, the most recent determination letter received from the Internal Revenue Service (the "IRS") with respect to each Benefit Plan intended to qualify under section 401 of the Code and any material communication received by or furnished to the Company, any Subsidiary or any ERISA Affiliate from the IRS or any other governmental entity.

                  (c) No liability under Title IV or section 302 of ERISA has been incurred by the Company, any Subsidiary or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any Subsidiary or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (the "PBGC") (which premiums have been paid when due). With regard to the single employer plan (within the meaning of Section 4001(a)(15) of ERISA) disclosed on Schedule 3.8(a) (the "Terminated Pension Plan"), the Company has
(i) taken all corporate actions necessary to terminate the Terminated Pension Plan; (ii) received a favorable determination letter from the IRS approving the qualified status of the Terminated Pension Plan upon its termination; (iii) timely filed PBGC Forms 500 and Form 501, including all schedules and attachments; (iv) timely filed the final Form 5500 with the IRS; and (v) taken all other actions as are necessary or appropriate to effectuate the termination of the Terminated Pension Plan in accordance with its terms and the Code, ERISA and other applicable law. Neither the Company, any ERISA Affiliate, nor any of their respective predecessors is liable for or will be liable for any liability with respect to the Terminated Pension Plan.

                  (d) No Benefit Plan is a "multiemployer pension plan," as defined in section 3(37) or 4001(a)(3) of ERISA, or Section 414(f) of the Code (a "Multiemployer Plan") nor is any Benefit Plan a plan described in section 4063(a) of ERISA.

                  (e) Except as disclosed on Schedule 3.8, each Benefit Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it is so qualified and, to the knowledge of the Company, nothing has occurred or is reasonably expected to occur through the Effective Time that caused or could cause the loss of such qualification or exemption or the imposition of any material penalty or material tax liability.

                  (f) Except as disclosed on Schedule 3.8(f), no Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, or (ii) death benefits under any "pension plan".

                  (g) There are no pending or, to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

                  (h) With respect to each of the Benefit Plans on Schedule 3.8(a): (i) all material payments required by any Benefit Plan, any collective bargaining agreement or other agreement, or by law (including, without limitation, all contributions, insurance premiums, or intercompany charges) with respect to all periods through the date of the Effective Time shall have been made prior to the Effective Time or provided for by the Company as applicable, by full accruals (as if all targets required by such Benefit Plan had been or will be met at maximum levels) on its financial statements; (ii) no "accumulated funding deficiency" (within the meaning of section 302 of ERISA and section 412 of the Code) has been or could be reasonably expected to be incurred, whether or not waived, and no excise or other taxes have been or could be reasonably expected to be incurred or are due and owing with respect to the Benefit Plan because of any failure to comply with the minimum funding standards of ERISA and the Code; (iii) the Benefit Plan complies and has been maintained and operated in all material respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Code; (iv) no "prohibited transaction", within the meaning of section 4975 of the Code and section 406 of ERISA that has resulted or could reasonably be expected to result in material liability to the Company or any of its Subsidiaries, has occurred or is reasonably expected to occur with respect to the Benefit Plan; (v) except as set forth on Schedule 3.8(h)(v), no Benefit Plan is or is reasonably expected to be under audit or, to the knowledge of the Company, investigation by the IRS, U.S. Department of Labor, or any other government authority and no such completed audit, if any, has resulted in the imposition of any Tax or penalty that has not been paid; and (vi) with respect to each Benefit Plan that is funded mostly or partially through an insurance policy, except as set forth on Schedule 3.8(h)(vi), neither the Company nor any Subsidiary has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Effective Time.

                  (i) Except as disclosed on Schedule 3.8(i)(i), the consummation of the transactions contemplated by this Agreement will not give rise to any liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee or director of the Company or any Subsidiary (whether current, former, or retired) or their beneficiaries solely by reason of such transactions by reason of a termination of employment following such transactions. Except as previously disclosed in writing by the Company to Parent, no amounts payable under any Benefit Plan will fail to be deductible for federal income tax purposes by virtue of section 280G or 162(m) of the Code. To the knowledge of the Company, none of the Company, any Subsidiary or any officer or employee thereof, has made any promise or commitment, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing Benefit Plan. No event, condition or circumstance exists that could reasonably be expected to result in a material increase of the benefits provided under any Benefit Plan or the expense of maintaining any Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Effective Time. No event, condition, or circumstance exists that would prevent the amendment or termination of any Benefit Plan in accordance with its terms and applicable law. Except as set forth on Schedule 3.8(i)(ii) or as reflected on the 1998 Financial Statements, none of the Company, any Subsidiary or any ERISA Affiliate has any unfunded liabilities pursuant to any Benefit Plan that is intended to be an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code.

         Section 3.9 Litigation. Except as disclosed in the Company SEC Documents or on Schedule 3.9, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective assets which individually or in the aggregate with all other such suits, actions or proceedings is reasonably likely to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or which, as of the date hereof, has had or is reasonably likely to have individually or in the aggregate with all other such suits, actions or proceedings a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

         Section 3.10 No Default; Compliance with Applicable Laws. Except as set forth on Schedule 3.10 hereto, the business of the Company and each of its Subsidiaries is not in default or violation of any term, condition or provision of (i) its respective certificates of incorporation or by-laws or similar organizational documents, (ii) any contract, agreement or commitment, whether oral or written, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their Company Assets is bound, as each such contract or commitment may have been amended, modified or supplemented (x) which has a term ending one year or more from the date of its execution and may not be terminated by the Company in its sole and absolute discretion upon no more than 30 days' notice without penalty or payment in an amount in excess of $1,000, (y) pursuant to which the Company or any Subsidiary expects to or is scheduled to receive (assuming full performance pursuant to the terms thereof) revenue of, or to pay (assuming full performance pursuant to the terms thereof), $200,000 or more during the 12-month period following the date of this Agreement, or (z) which has been or, as of the date of this Agreement, would be required to be, filed as an exhibit to the Company SEC Documents (as defined in Section 3.5) (which contracts, agreements and commitments are collectively referred to herein as the "Significant Contracts") or (iii) any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries, excluding from clauses (ii) or (iii) any defaults or violations which would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or which become applicable solely as a result of the business or activities in which Parent or Purchaser is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent or Purchaser.

         Section 3.11 Taxes.

                  (a) The Company and its Tax Subsidiaries (as defined in
Section 3.11(h) have (i) duly filed (or there has been filed on their behalf) with the appropriate governmental authorities (x) all federal income Tax Returns (as defined in Section 3.11(h)) required to be filed by them on or prior to the date hereof and (y) all other Tax Returns required to be filed by them on or prior to the date hereof, other than such other Tax Returns the failure of which to file would not have a material adverse effect on the Company and its Tax Subsidiaries, taken as a whole, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made provision in accordance with generally accepted accounting principles (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as defined in Section 3.11(h)) shown to be due on such Tax Returns.

                  (b) Except as set forth on Schedule 3.11(b), no federal, state or local audits, actions, suits, proceedings, investigations, claims or assessments are presently pending or proposed in writing with regard to any Taxes or Tax Return of the Company or its Tax Subsidiaries.

                  (c) Except as set forth on Schedule 3.11(c), there are no outstanding written consents to extend the statutory period of limitations applicable to the assessment of any federal income Taxes or other material Taxes or deficiencies against the Company or any of its Tax Subsidiaries, and no power of attorney granted by either the Company or any of its Tax Subsidiaries with respect to any Taxes is currently in force.

                  (d) Except as set forth on Schedule 3.11(d), neither the Company nor any of its Tax Subsidiaries (i) is a party to any written agreement or, to the knowledge of senior executives of the Company, any oral agreement with any third party providing for the allocation or sharing of Taxes or (ii) can have any liability or entitlement under any such agreement to which it previously was a party.

                  (e) Except as set forth in Schedule 3.11(e), complete copies of (i) consolidated federal income Tax Returns for the Company and its Tax Subsidiaries and (ii) state and local income Tax and other Tax Returns of the Company and its Tax Subsidiaries for each of the years ended 1996, 1997 and 1998 have heretofore been made available to Parent and Purchaser.

                  (f) Except as set forth in Schedule 3.11(f), (i) all material amounts required to be collected or withheld by the Company and each of its Tax Subsidiaries with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted, (ii) there are no Tax rulings, requests for rulings, refund claims, closing agreements or changes of accounting method relating to the Company or any of its Tax Subsidiaries that could materially affect their liability for Taxes of the Company or its Tax Subsidiaries due for any period after the Effective Time, (iii) there are no excess loss accounts (as referred to in Treasury Regulations Section 1.1502-19) exists with respect to any Tax Subsidiary of the Company, (iv) neither the Company nor any of its Tax Subsidiaries has any deferred gain or loss arising from deferred intercompany transactions (as referred to in Treasury Regulations
Section 1.1502-13), (v) neither the Company nor any Tax Subsidiary has filed a consent under Section 341(f) of the Code or any comparable provisions of state revenue statues, and (vi) none of the Company or its Tax Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to a prior taxable period that was not recognized in that taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state or local or foreign tax law;

                  (g) Neither the Company nor the Tax Subsidiaries were treated as a member of a consolidated group for income Tax reporting purposes other than the consolidated group of which the Company was the parent; and

                  (h) "Taxes" shall mean any and all taxes, charges, fees, levies, customs, duties, imposts or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, ad valorem, value added, asset, license, transaction, capital, estimated, employment, workers compensation, utility, severance, production, unemployment compensation, premium, windfall profits and gains taxes imposed by the United States Internal Revenue Service or any taxing authority (domestic or foreign), including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (domestic or foreign) with respect to Taxes. The term "Tax Subsidiaries" shall include all Subsidiaries.

         Section 3.12 Property. The Company has provided to Parent and Purchaser a true and complete list (identifying the relevant owners, lessors and lessees) of (i) all real property consisting of hotels, motels or other lodging facilities, including, without limitation, any reservation centers and any warehouse space, and company headquarters and (ii) any other real property that is material to the Company and its Subsidiaries taken as a whole, in each case that is owned or leased by the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries has good and marketable title to all properties, assets and rights of any kind whatsoever (whether real, personal or mixed, and whether tangible or intangible) owned by it (collectively, the "Company Assets"), in each case free and clear of any mortgage, security interest, deed of trust, claim, charge, title defect, lease, adverse interest or other lien, encumbrance or interest (collectively, "Liens"), except (a) as shown on the consolidated balance sheet of the Company and its Subsidiaries dated April 3, 1999 and the notes thereto, and the consolidated balance sheet of the Company and its Subsidiaries dated as of January 2, 1999 and the notes thereto, each as contained in the Company SEC Documents, (b) for any Liens incurred in connection with the purchase of real property after January 2, 1999 and previously disclosed to Purchaser (such Liens being limited to the real property so acquired), (c) for any Lien arising by reason of (i) taxes, assessments or governmental charges not yet delinquent or which are being contested in good faith, (ii) deposits to secure public or statutory obligations in lieu of surety or appeal bonds entered into in the ordinary course of business, and (iii) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof, (d) for exceptions to a property's title discoverable from the public record or a survey of such property, (e) for leases and subleases entered into by the Company or any of its Subsidiaries in the ordinary course of business and previously disclosed to Purchaser, (f) for zoning laws and other land use restrictions that do not materially impair the present use of the property, or (g) as set forth on Schedule 3.12 hereto. The exceptions contained in the foregoing clauses (a) through (g) are hereinafter referred to as the "Permitted Liens." Except as otherwise disclosed by the Company to Parent and Purchaser in writing on or prior to the date hereof, there are no pending or, to the knowledge of the Company, threatened condemnation proceedings against or affecting any Company Assets consisting of motel or lodging facilities, and none of such Company Assets is subject to any commitment or other arrangement for its sale to a third party outside the ordinary course of business.

         Section 3.13 Environmental Matters.

                  (a) Except (i) as set forth in Schedule 3.13 or (ii) as set forth in the Company SEC Documents:

                           (i) neither the Company nor any Subsidiary has received any written communication from any Person (including any Governmental Entity) stating or alleging that the Company or any Subsidiary is a potentially responsible party or is otherwise liable under Environmental Law (as defined in Section 3.13(b)) with respect to any actual or alleged environmental contamination which remains unresolved or outstanding, other than any liabilities that, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole; and neither the Company nor any Subsidiary has received any request for information from any Governmental Entity or any other Person with respect to any actual or alleged environmental contamination or non-compliance other than with respect to matters that, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole;

                           (ii) to the knowledge of the Company, all current and past operations of the Company and its Subsidiaries, including any operations at or from any property that is currently owned, leased or operated by the Company or any of its Subsidiaries ("Real Property") comply with and have at all times complied with all applicable Environmental Laws in effect as of the date hereof, except where the failure to be in compliance would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Company or any of its Subsidiaries taken as a whole;

                           (iii) to the knowledge of the Company, excluding asbestos, radon and lead-based Hazardous Substances, the Real Property contains no Hazardous Substances in, on, over, at or under it, in concentrations which would presently violate any applicable Environmental Law in effect as of the date hereof or would be reasonably likely to result in the imposition of Environmental Liabilities on the Company, any of its Subsidiaries or the Real Property under any applicable Environmental Law in effect as of the date hereof, including any liability or obligation for the investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under, at or from the Real Property, except with respect to violations or Environmental Liabilities that, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole; and

                           (iv) the Company and its Subsidiaries have been and are in full compliance with the terms and conditions of all Environmental Permits which are required under applicable Environmental Laws, except where the failure to be in compliance would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  (b) (i) For purposes of this Section 3.13, "Environmental Laws" means all applicable foreign, state, federal and local laws and the applicable common law, regulations and rules, ordinances, codes, judgments, decrees and orders relating to health, safety, or the pollution, preservation or protection of the environment, including the release of Hazardous Substances into the environment.

                           (ii) for the purposes of this Section 3.13, "Environmental Permits" means the permits, licenses, authorizations and approvals required or issued under any Environmental Law which are necessary for the conduct of the Company's and its Subsidiaries' businesses and for the operations on, in or at, the assets of the Company and of its Subsidiaries and the Real Property;

                           (iii) for the purposes of this Section 3.13, "Environmental Liabilities" means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys' and consultants' fees) of investigation, remediation, monitoring or defense of any matter, which (A) are incurred as a result of (1) the existence of Hazardous Substances in, on, over, under, at or emanating from any Real Property, (2) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by the Company or any of its Subsidiaries, (3) the violation of or non-compliance with any Environmental Laws or (B) arise under the Environmental Laws; and

                           (iv) for the purposes of this Section 3.13, "Hazardous Substances" means any petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, pesticides, and any chemicals, materials or substances regulated under any Environmental Law, or defined as or included in the definition of "hazardous substances", "extremely hazardous substances", "hazardous materials", "hazardous constituents", "toxic substances", "pollutants", "contaminants", or any similar denomination intended to classify or regulate such chemicals, materials or substances by reason of their toxicity, carcinogenicity, ignitability, corrosivity or reactivity or other characteristics under the Environmental Laws.

                  (c) The representations set forth in this Section 3.13 are the sole and exclusive representations and warranties being made by the Company in this Agreement with respect to environmental matters.

                  Section 3.14 Intellectual Property. The Company and its Subsidiaries own all rights in, or possess adequate licenses or other valid rights to use, all Intellectual Property (as hereinafter defined) used in the conduct of their businesses in the manner in which they are presently being conducted, except for such lack of or defects in ownership or possession as is not, individually or in the aggregate, reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice that its rights in its Intellectual Property have been declared unenforceable or otherwise invalid by any court or Governmental Entity other than notices relating to Intellectual Property whose loss would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole. There is no existing infringement, misuse, or misappropriation of any Intellectual Property by others that is, individually or in the aggregate, reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice alleging that the operation of its business or that of any of its Subsidiaries infringes in any material respect upon the rights of others in any Intellectual Property other than allegations that are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, "Intellectual Property" shall mean: trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, good will associated with the foregoing and registrations in any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including but not limited to divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

         Section 3.15 Material Contracts. The Company has filed as an exhibit to its Annual Report on Form 10-K or another Company SEC Document all contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets may be bound that are or would be required to be filed in an exhibit to an Annual Report on Form 10-K filed by it with the SEC as of the date of this Agreement (collectively, the "Material Contracts"). Each of the Material Contracts is valid and enforceable against the Company or its Subsidiaries and/or their respective assets, as applicable, in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability, now or hereafter in effect, affecting creditors' rights, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Neither the Company nor any of its Subsidiaries, as the case may be, nor, to the knowledge of the Company's executive officers, any other party, is in breach of or in default under any Material Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the knowledge of the Company's executive officers, any other Party, except for any such unenforceability, default or event which, individually or in the aggregate, is not reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole. No party to any Material Contract has given notice to the Company of or made a claim against the Company with respect to any breach or default thereunder, in any such case in which such breach or default, individually or in the aggregate, is reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

         Section 3.16 Labor Matters. Except as set forth on Schedule 3.16, there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees, which controversies are reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is involved in or threatened with any material labor dispute, grievance or litigation or investigation by a governmental agency relating to wages, labor, safety or discrimination matters involving any person employed by the Company or any of its Subsidiaries, including, without limitation, charges of unfair labor practices or discrimination complaints except for any such dispute, grievance, litigation or investigation that would not be reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar such legislation of foreign jurisdictions in a manner that would be reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as set forth in Schedule 3.16, neither the Company nor any of its Subsidiaries is presently a party to, or bound by, any collective bargaining agreement or union contract with respect to any persons employed by the Company or any of its Subsidiaries, and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any knowledge of any current or pending strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there have been no such strikes, slowdowns, work stoppages or lockouts within the past three years. The Company and each of its Subsidiaries is in compliance in all material respects with all laws, regulations and orders relating to wages, the Occupational Safety and Health Act, workers' compensation and the Worker Adjustment and Retraining Notification Act or similar such legislation of foreign jurisdictions, except where the failure to be in compliance would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

         Section 3.17 Restrictions on Business Activities. Except as set forth on Schedule 3.17, there is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has the effect of prohibiting or impairing any material business operations of the Company or any of its Subsidiaries.

         Section 3.18 Year 2000 Compliance. Except as set forth in the Company SEC Documents, to the knowledge of the Company, the computer systems of the Company and its Subsidiaries are Year 2000 Compliant or will be Year 2000 Compliant by December 31, 1999, except where the failure to be Year 2000 Compliant would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. The computer systems of the Company and its Subsidiaries have the ability to interface properly and will continue to interface properly with internal and external applications and systems of third parties with which the Company and its Subsidiaries exchange data electronically whether or not they are Year 2000 Compliant, except where the failure to so interface would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company has provided Parent and Purchaser with access to true, complete and accurate descriptions in reasonable detail of remedial or other work performed to date in order to ensure Year 2000 Compliance by the Company and its Subsidiaries and a description in reasonable detail of the balance of the work to be performed to ensure Year 2000 Compliance by the Company and its Subsidiaries. In addition, the Company has provided Parent and Purchaser with access to true, complete and accurate copies of materials provided to it by third-party vendors with respect to remedial or other work performed to date in order to ensure Year 2000 Compliance by the Company and its Subsidiaries.

         The term "Year 2000 Compliant" as used herein means that the computer systems (i) are capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date related data for dates earlier and later than January 1, 2000, including calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing or any other input or output; (ii) have the ability to provide date recognition for any data element without limitation (including date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values); (iii) have the ability to function automatically into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000; (iv) have the ability to interpret data, dates and time correctly into and beyond the year 2000; (v) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000; (vi) have the ability to process correctly after January 1, 2000 data containing dates before that date; and (vii) have the ability to recognize all "leap years," including February 29, 2000.

         Section 3.19 Vote Required. The affirmative vote of the holders of the number of Shares of Company Common Stock entitled to be cast, consisting of a majority of the total voting power of all Shares of Company Common Stock outstanding, approving this Agreement, is the only vote of the holders of any series or class of common stock required to approve and adopt the plan of merger in this Agreement and to approve the Merger.

         Section 3.20 Brokers. No agent, broker, finder, investment banker or financial advisor or other firm or Person is or shall be entitled to any brokerage or finder's fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or affiliates, except that the Company has retained Morgan Stanley Dean Witter & Co. and CIBC World Markets Corp. as its financial advisors in connection with the transactions contemplated by this Agreement, and whose fees shall, subject to
Section 5.9, be paid by the Company in accordance with the Company's agreement, as in effect on the date hereof, with such firms.

         Section 3.21 Opinion of Financial Advisor. Each of Morgan Stanley Dean Witter & Co. and CIBC World Markets Corp., financial advisors to the Company, has advised the Company's Board of Directors that, in its opinion, as of the date of such opinion, the consideration to be received by the holders of the Company Common Stock (other than Parent and its affiliates) in the Offer and the Merger, taken together, is fair, from a financial point of view, to such stockholders.

         Section 3.22 Information in Proxy Statement; Schedule 14D-1. None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (if any) or the

Schedule 14D-1 shall, at the date mailed to stockholders and at the time of the meeting of stockholders (if any) to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

         Section 4.1 Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not have a material adverse effect on Parent and its Subsidiaries taken as a whole. Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on Parent and its Subsidiaries, taken as a whole.

         Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation by them of the transactions contemplated hereby, have been duly authorized by the Management Board and/or Supervisory Board of Parent and the Board of Directors of Purchaser and no other corporate action on the part of Parent and Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser, as the case may be, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Purchaser, as the case may be, enforceable against them in accordance with its respective terms, except that
(i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 4.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state or foreign laws relating to takeovers, state securities or blue sky laws, the DGCL, foreign antitrust laws or the laws of other states in which Parent or Purchaser is qualified to do or is doing business, neither the execution, delivery or performance of this Agreement by Parent and Purchaser nor the consummation by Parent and Purchaser of the transactions contemplated hereby nor compliance by Parent and Purchaser with any of the provisions hereof shall (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws or similar organizational documents of Parent or Purchaser, (ii) require on the part of Parent or Purchaser any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Purchaser is a party or by which any of them or any of their properties or assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) or (iv) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or the existence of such violations, breaches or defaults, would not, individually or in the aggregate, have a material adverse effect on Parent and Purchaser taken as a whole and shall not materially impair the ability of Parent or Purchaser to consummate the transactions contemplated hereby.

         Section 4.4 Information in Proxy Statement; Schedule 14D-9. None of the information supplied by Parent or Purchaser for inclusion or incorporation by reference in the Proxy Statement or the Schedule 14D-9 shall, at the date mailed to stockholders and at the time of the meeting of stockholders (if any) to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 4.5 Financing. Parent and Purchaser have sufficient funds available (through cash on hand and existing credit arrangements or otherwise) to purchase all the Shares outstanding on a fully diluted basis and to repay all outstanding indebtedness of the Company and its Subsidiaries that may become due in connection with the transactions contemplated hereby and to pay all fees and expenses related to the transactions contemplated by this Agreement that are required to be paid by it hereunder.

         Section 4.6 Share Ownership. None of Parent, Purchaser or any of their respective "affiliates" or "associates" (as those terms are defined under Rule 12b-2 under the Exchange Act) beneficially own any Shares.

         Section 4.7 Purchaser's Operations. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

         Section 4.8 Brokers or Finders. Parent represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan & Co. Incorporated, whose fees and expenses shall be paid or caused to be paid by Parent.

                                    ARTICLE V

                                    COVENANTS


         Section 5.1 Interim Operations of the Company.

                  (a) The Company covenants and agrees that, except (w) as contemplated by this Agreement, (x) as disclosed in Schedule 5.1, (y) as agreed in writing by Parent or Purchaser, after the date hereof, and prior to the Appointment Date, or (z) as required by applicable laws or regulations of any Governmental Entity, national stock exchange or over-the-counter market, the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business consistent with past practices, subject to the following:

                           (i) the Company shall not, directly or indirectly,
         (1) sell, transfer or pledge or agree to sell, transfer or pledge any Company Common Stock or any capital stock or other securities of the Company or capital stock or any other securities of any of its Subsidiaries beneficially owned by it, either directly or indirectly;
         (2) amend or cause to be amended its Certificate of Incorporation or By-laws or similar organizational documents of any of its Subsidiaries; or (3) split, combine or reclassify the outstanding Company Common Stock or any outstanding capital stock of any of the Subsidiaries of the Company;

                           (ii) neither the Company nor any of its Subsidiaries shall: (1) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;
         (2) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than shares of Company Common Stock reserved for issuances pursuant to the exercise of Options outstanding on the date hereof; (3) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any right to any trademark, service mark or trade name owned by it or over which it has any right whatsoever, including, without limitation, enter into any franchise agreements (excluding transactions consummated or agreements made pursuant to commitments existing prior to the date hereof and disclosed in writing to Parent and Purchaser other than the construction projects in Revere, Massachusetts or downtown Cleveland, Ohio); (4) transfer, lease, license, sell, mortgage, pledge, dispose of, purchase, acquire or encumber any (A) real property (other than furniture, fixtures and equipment which shall be treated as set in clause (B) of this Section 5.1(a)(ii)(4)), including, without limitation any motel or other lodging facility or (B) any personal property having an aggregate fair market value of $100,000 in a single transaction or a series of related transactions (excluding for purposes of this clause (4) transactions consummated or agreements made pursuant to commitments existing prior to the date hereof and disclosed in writing to Parent and Purchaser other than the construction projects in Revere, Massachusetts or downtown Cleveland, Ohio); (5) incur or modify any indebtedness or other liability, provided however, that the Company may borrow money for use in the ordinary and usual course of business, provided further, however, that, neither the Company nor any of its Subsidiaries shall make any borrowing or incur any indebtedness or other liability that would cause the Company's consolidated debt to exceed $502.0 million (excluding borrowings made or indebtedness incurred solely to finance payments required to be made by the Company pursuant to Section 5.9); provided, however, that the Company shall have the right to cure any failure to comply with this Section 5.1(a)(ii)(5) by taking, no later than the Expiration Date, any action that is not otherwise in violation of the provisions of this Agreement (which action may include, without limitation, additional capital contributions from one or more of its stockholders without any further issuance of equity or other securities to any such stockholder); (6) enter into any agreement for the management of any motel or other lodging facility by the Company or any of its Subsidiaries or management by any other Person of a motel or other lodging facility owned or leased by the Company or any of its Subsidiaries; (7) make any capital expenditures in excess of $2.1 million during the Company's third fiscal quarter and $1.6 million during the Company's fourth fiscal quarter of 1999; or (8) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

                           (iii) neither the Company nor any of its Subsidiaries shall modify, amend or terminate any of its Significant Contracts or waive, release or assign any rights or claims thereunder;

                           (iv) neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

                           (v) neither the Company nor any of its Subsidiaries shall: (1) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (2) make any loans, advances or capital contributions to, or investments in, or acquisitions of, any other Person (other than to Subsidiaries of the Company); or (3) enter into any commitment or transaction with respect to any of the foregoing (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets);

                           (vi) neither the Company nor any of its Subsidiaries shall change any of the accounting methods used by it unless required by GAAP or applicable law;

                           (vii) neither the Company nor any of its Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

                           (viii) neither the Company nor any of its Subsidiaries shall take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time (except for representations made as of a specific date);

                           (ix) except as required under Section 2.4, the Company shall not amend or change the period (or permit any acceleration, amendment or change) of exercisability of Options granted under any Option Plan or authorize cash payments in exchange for any Options;

                           (x) neither the Company nor any Subsidiary shall increase the compensation payable or to become payable to its officers, directors or key employees;

                           (xi) neither the Company nor any of its Subsidiaries shall terminate any officer or other key employee, grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any Subsidiary or establish, adopt, enter into or terminate or amend any Benefit Plan;

                           (xii) neither the Company nor any of its Subsidiaries shall fail to use best efforts to preserve intact the business organizations, goodwill, rights, licenses, permits and franchises of the Company and its Subsidiaries and maintain its existing relationships with customers, suppliers and other Persons having business dealings with them;

                           (xiii) neither the Company nor any of its Subsidiaries shall fail to keep in full force and effect adequate insurance overages and maintain and keep its properties and assets in good repair, working order and condition, normal wear and tear excepted; and

                           (xiv) neither the Company nor any of its Subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

                  (b) In the event that Purchaser shall extend the Offer in accordance with clause (ii)(A) of Section 1.1(c) and not in the event that Purchaser shall extend the Offer at the written demand of the Company in accordance with clause (ii)(B) of Section 1.1(c):

                           (i) Notwithstanding the provisions of Section 5.1(a)(ii)(3), the Company and its Subsidiaries shall, during the period of such extension, be permitted to transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any right to any trademark, service mark or trade name owned by it or over which it has any right whatsoever, including, without limitation, to enter into any franchise agreements in the ordinary and usual course of business consistent with past practices;

                           (ii) Notwithstanding the provisions of Section 5.1(a)(ii)(4), the Company and its Subsidiaries shall, during the period of such extension, be permitted to transfer, lease, license, sell, mortgage, pledge, dispose of, purchase, acquire or encumber any other assets, including, without limitation any motel or other lodging facility in the ordinary and usual course of business consistent with past practices;

                           (iii) Notwithstanding the provisions of Section 5.1(a)(ii)(6), the Company and its Subsidiaries shall, during the period of such extension, be permitted to enter into any agreement for the management of any motel or other lodging facility by the Company or any of its Subsidiaries or management by any other Person of a motel or other lodging facility owned or leased by the Company or any of its Subsidiaries in the ordinary and usual course of business consistent with past practices;

                           (iv) Notwithstanding the provisions of Section 5.1(a)(iii), the Company and its Subsidiaries shall, during the period of such extension, be permitted to modify, amend or terminate any of its Significant Contracts or waive, release or assign any rights or claims thereunder in the ordinary and usual course of business consistent with past practices; and

                           (v) Prior to taking any of the actions permitted pursuant to Sections 5.1(b)(i) through 5.1(b)(iv), the Company shall, in each instance, consult with Parent or Purchaser and, from time to time thereafter at the request of Purchaser or Parent, shall keep them fully informed with respect to that action.

         Section 5.2 Access to Information.

                  (a) Upon reasonable notice and during normal business hours, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, consultants, counsel, financing sources and other representatives (collectively, "Representatives") of Parent, access to all its properties, employees, books, contracts, commitments and records (including tax returns), and the Company shall (and shall cause each of its Subsidiaries
to) furnish promptly to Parent, at the sole expense of Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that nothing herein shall require either the Company or any of its Subsidiaries to disclose any information to Parent or its Representatives if such disclosure would be in violation of applicable laws or regulations of any Governmental Entity.

                  (b) Parent shall hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement between the Company and Parent, dated March 5, 1998, as confirmed, supplemented and extended by the letter agreement between Parent and the Company dated June 14, 1999 (the "Confidentiality Agreement").

         Section 5.3 Consents and Approvals. Each of the Company, Parent and Purchaser shall take all actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, promptly furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Purchaser shall, and shall cause its Subsidiaries to, take all actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Purchaser, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated or by this Agreement. Without limiting the foregoing, the Company, Parent and Purchaser shall file as soon as practicable notifications under the HSR Act and respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and Parent shall each request early termination of the HSR Act waiting period. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

         Section 5.4 No Solicitation.

                  (a) The Company and its Subsidiaries shall not, and shall use their best efforts to cause their respective officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of the Company or any of its Subsidiaries not to, (i) initiate, solicit or encourage (including by way of furnishing non-public information), directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined in Section 5.4(e) hereof), (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal. The Company will also promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all non-public information furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, the Company and its Board of Directors and its Representatives (i) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") if the Board determines in good faith, based upon advice of its outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information would be inconsistent with the Board's fiduciary duties under applicable law, and (ii) shall be permitted to take and disclose to the Company's stockholders a position with respect to any tender or exchange offer by a third party, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 of the Exchange Act.

                  (c) Any non-public information furnished to a Potential Acquiror shall be limited to that non-public information that has been furnished to Parent and its Representatives and shall be furnished pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the Confidentiality Agreement. In the event that the Company shall determine to provide any information as described above, or shall receive any Acquisition Proposal, it shall promptly inform Parent in writing as to the fact that information is to be provided and shall furnish to Parent the identity of the recipient of such information and the Potential Acquiror and the terms of such Acquisition Proposal, except to the extent that the Board determines in good faith, based upon advice of its outside legal counsel, that any such action described in this sentence would be inconsistent with the Board's fiduciary duties under applicable law. The Company shall keep Parent reasonably informed of the status of any such Acquisition Proposal except to the extent that the Board determines in good faith, based upon advice of its outside legal counsel, that any such action would be inconsistent with the Board's fiduciary duties under applicable law.

                  (d) The Board of Directors of the Company shall not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of such Board of Directors of this Agreement, the Offer or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; provided that, the Company's Board of Directors may withdraw or modify or propose to withdraw or modify its recommendation of this Agreement, the Offer or the Merger or recommend or propose to recommend an Acquisition Proposal if, in each case, the Board determines in good faith, after receiving written advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal and determines in good faith, based upon advice of its outside legal counsel, that it would be inconsistent not to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law. The Company shall provide reasonable notice to Parent to the effect that it is taking such action. The Board of Directors of the Company shall not authorize the Company to enter into any agreement with respect to an Acquisition Proposal (even if it is a Superior Proposal).

                  (e) For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of, or any material equity interest in, the Company or its material Subsidiaries pursuant to a merger, consolidation or other business combination, recapitalization, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company or its material Subsidiaries (other than the transactions contemplated by this Agreement).

                  (f) The term "Superior Proposal" means any proposal to acquire, directly or indirectly, for consideration consisting of cash or securities, more than a majority of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in good faith to be more favorable to the Company and its stockholders than the Offer and the Merger (based on written advice of the Company's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed.

         Section 5.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, until the earlier of the Appointment Date or the date on which this Agreement is terminated in accordance with its terms, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release with respect to the Merger, this Agreement or the other transactions contemplated hereby without notifying the other party, except as may be required by law or by any listing agreement with a national securities exchange.

         Section 5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of
(i) the occurrence, or non-occurrence of any event the occurrence, or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at or prior to the Appointment Date, (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, and (iii) the occurrence or failure to occur of an event or condition that would cause any condition to the consummation of the Offer or the Merger not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 5.7 Directors' and Officers' Insurance and Indemnification. (a) From and after the consummation of the Offer, Parent shall cause the Surviving Corporation (which, for purposes of this Section 5.7, shall include the provision of necessary funds to the Surviving Corporation, if necessary) to indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, employee or agent (the "Indemnified Party") of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under Delaware law or the Company's Certificate of Incorporation, By-laws or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim of the type described above, then from and after consummation of the Offer, Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) (which, for purposes of this Section 5.7, shall include the provision of necessary funds to the Surviving Corporation, if necessary) to periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

                  (b) All rights to indemnification and all limitations of liability existing in favor of the Indemnified Party as provided under Delaware law or the Company's Certificate of Incorporation, By-laws or indemnification agreements in effect at the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time; provided, however, that in the event any Claim or Claims are asserted or made within such six year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such Claims; provided further, however, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware law, the Company's Certificate of Incorporation or By-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Parent; and provided further, however, that nothing in this Section 5.7 shall impair any rights or obligations of any present or former directors or officers of the Company.

                  (c) In the event Parent or Purchaser or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.7, proper provision shall be made so that the successors and assigns of Parent and Purchaser assume the obligations set forth in this Section 5.7; provided that, in the case of any such assignment by Parent or Purchaser, Parent and Purchaser shall remain liable for all of their respective obligations under this Agreement.

                  (d) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation (which, for purposes of this Section 5.7(d), shall include the provision of necessary funds to the Surviving Corporation, if necessary) to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured parties) with respect to claims arising from or related to facts or events that occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to cause the Surviving Corporation to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall cause the Surviving Corporation (which, for purposes of this Section 5.7(d), shall include the provision of necessary funds to the Surviving Corporation, if necessary) to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium; provided further, if such insurance coverage cannot be obtained at all, Parent shall purchase all available run-off insurance policies with respect to pre-existing insurance in an amount that, together with all other insurance purchased pursuant to this Section 5.7(d), does not exceed the Maximum Premium. The Company represents to Parent that the current annualized premium on current policies of directors' and officers' liability insurance maintained by the Company is no more than $200,000.

         Section 5.8 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use their respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall use their respective reasonable efforts to take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.

         Section 5.9 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. The Company agrees that all legal, accounting, advisory, investment banking, brokerage and agency fees and expenses that have been or will be incurred by it in connection with this Agreement and the transactions contemplated hereby shall not, in the aggregate, exceed $8,000,000, and that all such fees and expenses shall be documented in reasonable detail. The Company has provided Parent and Purchaser with a reasonable estimate of all such fees and expenses as of the date hereof.

         Section 5.10 Employee Matters.

                  (a) Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by Section
2.4 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement or the transactions contemplated hereby by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the interpretive letter dated January 12, 1999, issued by the Securities and Exchange Commission to Skadden, Arps, Slate, Meagher & Flom LLP.

                  (b) Parent shall cause the Surviving Corporation to treat service with the Company and any Subsidiary prior to the Effective Time by each employee of the Company and any Subsidiary in the same manner as service with the Parent or its Subsidiaries is treated for eligibility and vesting purposes (and excluding benefit accrual purposes, including, without limitation, benefit service under any defined benefit pension plan) under any benefit plan of Parent or its Subsidiaries in which any such employee is eligible to participate following the Effective Time; provided, however that nothing in this Section 5.10(b) shall obligate Parent or the Surviving Corporation to (i) make any particular benefit plan or benefit available to any such employee, (ii) continue any particular benefit plan or benefit or (iii) refrain from terminating or amending any particular benefit plan or benefit.

                  (c) Parent agrees to cause the Surviving Corporation to honor, in accordance with their terms, and to make required payments when due under, all Benefit Plans maintained or contributed to by the Company or any Subsidiary or to which the Company or any Subsidiary is a party (including but not limited to employment, incentive and severance agreements and arrangements), that are applicable with respect to any employee, director or stockholder of the Company or any Subsidiary (whether current, former or retired) or their beneficiaries; provided, however, that the foregoing shall not preclude the Surviving Corporation from amending or terminating any such Benefit Plan in accordance with its terms. Parent, Purchaser and the Company each acknowledge that consummation of the Offer shall constitute a "Change in Control" for purposes of each Benefit Plan in which such concept is relevant, notwithstanding any provision of any such Benefit Plan to the contrary.

                  (d) With respect to any welfare plans in which employees of the Company and its Subsidiaries are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any such plan.

                  (e) As soon as practicable following December 31, 1999 Parent shall or shall cause the Surviving Corporation to pay to each person who is a participant in the Company's 1999 Management Incentive Plan (the "MIP") as of the date hereof a cash lump sum payment equal to the amounts set forth opposite their respective names on Schedule 5.10(e) prorated as set forth in the next sentence and otherwise in accordance with the MIP. Each such amount shall be prorated by multiplying it by a fraction, (i) the numerator of which is (A) the number of days that have elapsed during calendar 1999 up to and including the consummation of the Offer plus (B) thirty (but in no event shall the numerator be greater than the total number of days during calendar 1999) and (ii) the denominator of which is the total number of days in calendar 1999. Parent shall or shall cause the Surviving Corporation to maintain in effect through December 31, 1999 each other Benefit Plan (other than the MIP) that is not subject to ERISA and is an annual bonus plan listed on Schedule 5.10(e), in each case as such Benefit Plan is in effect on the date hereof.

                                   ARTICLE VI

                                   CONDITIONS

         Section 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

                  (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law and the Certificate of Incorporation, in order to consummate the Merger;

                  (b) HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated;

                  (c) Statutes. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger;

                  (d) Consents. All foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time, except for such consents the failure of which to obtain would not have a material adverse effect on the Company and its Subsidiaries taken as a whole;

                  (e) Injunctions. There shall be no order or injunction of a foreign or United States federal or state court or other Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; and

                  (f) Purchase of Shares in Offer. Parent, Purchaser or their affiliates shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer or the Tender Agreement, except that Parent and Purchaser shall not be entitled to rely on this condition if Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under this Agreement.


                                   ARTICLE VII

                                   TERMINATION

         Section 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                  (a) By the mutual consent of the Management Board of Parent and/or the Supervisory Board of Parent, on the one hand, and the Board of Directors of the Company, on the other.

                  (b) By either of the Board of Directors of the Company, on the one hand, or the Management Board and/or the Supervisory Board of Parent, on the other:

                           (i) if any Governmental Entity or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action (which order, decree, injunction, ruling or other action the parties hereto shall use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, injunction, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement shall have used all reasonable best efforts to challenge such order, decree, injunction or ruling;

                           (ii) if Parent or Purchaser shall have terminated the Offer and any option granted in the Tender Agreement has not been exercised and is not exercisable, provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase Shares in the Offer; or

                           (iii) if the Offer shall not have been consummated prior to the Expiration Date as the same may be extended from time to time in accordance with Section 1.1(c) and any option granted in the Tender Agreement has not been exercised and is not exercisable; provided that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that has proximately contributed to the occurrence of the failure of the Offer to be consummated.

                  (c) By the Board of Directors of the Company,

                           (i) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is in material breach of this Agreement; or

                           (ii) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, there shall be a material breach by either Parent or Purchaser of any of the material covenants or agreements applicable to it contained in this Agreement that is not cured within 15 business days after Parent and Purchaser receive written notice from the Company of the occurrence of such breach.

                  (d) By the Management Board and/or the Supervisory Board of Parent, if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, however, that Parent may not terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Purchaser is in material breach of this Agreement.

         Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than this Section 7.2 and Sections 3.20, 4.8, 5.2(b) and 7.3) shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company or any of their respective Representatives, except nothing in this
Section 7.2 shall relieve any party of liability for fraud or for breach of this Agreement (other than a breach of this Agreement arising solely out of the inaccuracy of a representation or warranty made by the Company that was accurate when made on the date hereof and which inaccuracy was not caused by the intentional actions or omissions by the Company).

         Section 7.3 Payment of Non-Recommendation Fee.

                  (a) In the event that the Board of Directors of the Company shall, in accordance with Section 5.4(d), (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent or Purchaser, the approval or recommendation of such Board of Directors of this Agreement, the Offer or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, then the Company shall, on the next succeeding business day, pay to Parent by wire transfer of immediately available funds to an account designated by Parent an amount equal to $30,000,000 (the "Non-Recommendation Fee").

                  (b) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to and in accordance with this Section 7.3, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the Non-Recommendation Fee set forth in this Section 7.3, the Company shall also pay to Parent its out-of-pocket costs and expenses incurred in connection with such litigation.



                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto (which in the case of the Company shall require approval of its Board of Directors and include approvals as contemplated in Section 1.3(b)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration.

         Section 8.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, the shares of Company Common Stock pursuant to the Offer. This Section 8.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         Section 8.3 Notices. All notices (which term shall include any other communications) required or permitted to be given under this Agreement or in connection with the matters contemplated by this Agreement shall be in writing and shall be deemed to have been duly given to the intended party (i) when personally delivered, (ii) upon receipt if sent by reputable overnight courier service or (iii) when successfully transmitted by telecopier without interruption (with a confirming copy of such transmission sent within one business day by reputable overnight courier service) to the party for whom intended, provided that any notice received by telecopy or otherwise at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph, provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. All notices required to be given under this Agreement shall be sent to the party using the addresses or telecopy numbers specified below:

                  (a)      if to Parent or Purchaser, to:

                           Accor S.A.
                           Tour Maine Montparnasse
                           33, avenue du Maine
                           Paris 75015
                           France
                           Attention:  Secretaire General
                           Telephone No.:  33-1-45-38-87-32
                           Telecopy No.:  33-1-45-38-87-30

                           - and -

                           Motel 6
                           14651 Dallas Parkway
                           Suite 500
                           Dallas, Texas 75240
                           Attention:  Chief Financial Officer
                           Telephone No.:  1-972-702-6843
                           Telecopy No.:  1-972-702-6909

                                   - and -

                           Attention:  General Counsel
                           Telephone No.:  1-972-702-6961
                           Telecopy No.:  1-972-702-5995

                           with a copy to:

                           Proskauer Rose LLP
                           1585 Broadway
                           New York, New York 10036-8299
                           Attention:  Jeffrey A. Horwitz, Esq.
                           Telephone No.: 1-212-969-3229
                           Telecopy No.:  1-212-969-2900

                  (b)      if to the Company, to:

                           Red Roof Inns, Inc.
                           4355 Davidson Road
                           Hilliard, Ohio 43026-2491
                           Attention: David L. Rea, Executive Vice President, Chief Financial Officer and Treasurer
                           Telephone No.: 1-614-876-3210
                           Telecopy No.: 1-614-876-0544

                           - and -

                           Attention:   Office of the General Counsel
                           Telephone No.: 1-614-876-3200
                           Telecopy No.: 1-614-876-0544

                           with copies to:

                           Skadden, Arps, Slate, Meagher
                              & Flom LLP
                           919 Third Avenue
                           New York, New York  10022
                           Telephone No.: 1-212-735-3000
                           Telecopy No.:  1-212-735-2000
                           Attention:  Jeffrey W. Tindell, Esq.

                           - and -

                           Davis Polk & Wardwell
                           450 Lexington Avenue
                           New York, NY  10017
                           Attention:  Thomas Patrick Dore, Jr., Esq.
                           Telephone No.: 1-212-450-4136
                           Telecopy No.: 1-212-450-4800

                  Section 8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  Section 8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule, the Tender Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitutes the entire agreement and supersedes all prior agreements; understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 1.3, 2.1, 2.2, 2.4 and 5.7, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. References herein to this Agreement shall for all purposes be deemed to include references to the Company Disclosure Schedule.

                  Section 8.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or authority to be invalid, void, unenforceable or against its regulatory policy, the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, provided that the commercial objective of this Agreement is not frustrated thereby.

                  Section 8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

                  Section 8.8  Jurisdiction.

                           (a) Any legal action or proceeding with respect to
this Agreement or any matters arising out of or in connection with this Agreement or otherwise, and any action for enforcement of any judgment in respect thereof shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, the Court of Chancery of Delaware or the courts of the United States of America for the District of Delaware and, by execution and delivery of this Agreement, the Company, Parent and Purchaser each hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof. The Company, Parent and Purchaser irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company, Parent or Purchaser at their respective addresses referred to in Section 8.3 hereof.

                           (b) Each of Parent and Purchaser hereby designates CT
Corporation as its respective agent for service of process in the State of New York and RL&F Service Corp. as its agent for the service of process in the State of Delaware, in each case solely with respect to any dispute or controversy arising out of this Agreement only, and service upon Parent or Purchaser for such purposes shall be deemed to be effective upon service of either CT Corporation or RL&F Service Corp., as applicable, as aforesaid or of its successor designated in accordance with the following sentence in the appropriate State. Parent or Purchaser may designate another corporate agent or law firm reasonably acceptable to the Company and located in the Borough of Manhattan, in the City of New York, or in the County of Newcastle in the State of Delaware, as applicable, as successor agent for service of process upon 30 days' prior written notice to the Company. Parent further covenants and agrees to execute, upon the Company's request, such documents and agreements as are reasonably necessary to confirm such designations.

                           (c) The Company, Parent and Purchaser each hereby
irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or otherwise brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court , by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) that the proceeding in any such court is brought in an inconvenient forum, (d) that the venue of such proceeding is improper or (e) that this Agreement, or the subject matter hereof, may not be enforced in or by such court. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

                  Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent; provided that, in the case of any such assignment by Purchaser, Purchaser shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

                  Section 8.10 Waiver. Any waiver of compliance with any obligation, covenant, agreement, provision or condition of this Agreement or consent pursuant to this Agreement shall not be effective unless evidenced by an instrument in writing executed by the party to be charged. Any waiver of compliance with any such obligation, covenant, agreement, provision or condition of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

                  Section 8.11 Headings. The table of contents and the descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

                  Section 8.12 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. Accordingly, it is agreed that the parties hereto (a) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to compel specific performance of this Agreement in any proceeding instituted in the courts of the State of New York or the United States of America for the Southern District of New York or in the Court of Chancery in and for New Castle County in the State of Delaware or the courts of the United States of America for the District of Delaware (or, if any such court lacks subject matter jurisdiction, any appropriate state or federal court in the State of New York or the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity, and (b) will waive, in any proceeding for specific performance, the defense of adequacy of a remedy at law. Each of the parties further agrees to waive any requirement for the securing or posting of any bond or other security in connection with any proceeding for specific performance.

                  Section 8.13 Obligations of Parent and the Company of Parent and the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

                  Section 8.14 Limitations on Warranties.

                           (a) Except for the representations and warranties
contained in Article III of this Agreement, the Company makes no other express or implied representation or warranty to Parent or Purchaser. Parent and Purchaser acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of the Company other than the representations and warranties of the Company set forth in Article III of this Agreement.

                           (b) Except for the representations and warranties
contained in Article IV of this Agreement, Parent and Purchaser make no other express or implied representation or warranty to the Company. The Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent and Purchaser other than the representations and warranties of Parent and Purchaser set forth in Article IV of this Agreement.

                  Section 8.15 Schedules. The Company Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Company Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

                  Section 8.16 Interpretation. The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the gender and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. All references to "$" and "dollars" herein shall be deemed to refer to the U.S. dollar. The term "business day" shall mean any day other than Saturday, Sunday or any other day on which banks in New York City, New York or Paris, France are required to or permitted to be closed.

                  Section 8.17 Execution. This Agreement may be executed by facsimile signatures and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.


                                  [END OF TEXT]

                                [EXECUTION PAGE]

                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        ACCOR S.A.


                                        By: /s/ ANDRE MARTINEZ
                                            -----------------------------
                                              Name:  Andre Martinez
                                              Title: Authorized Signatory


                                        By: /s/ PIERRE TODOROV
                                            -----------------------------
                                              Name:  Pierre Todorov
                                              Title: Authorized Signatory


                                        RRI ACQUISITION CORP.


                                        By: /s/ ARMAND SEBBAN
                                            -----------------------------
                                              Name:  Armand Sebban
                                              Title: Executive Vice President
                                                     and Chief Financial Officer


                                        RED ROOF INNS, INC.


                                        By: /s/ FRANCIS W. CASH
                                            -----------------------------
                                              Name:  Francis Cash
                                              Title: Chairman, President and
                                                     Chief Executive Officer

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER

                  Notwithstanding any other provision of the Offer (subject to the provisions of the Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered shares if:

                   (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer at least 18,400,000 shares of Company Common Stock (the "Minimum Condition"), which represent at least 68.3% of the total issued and outstanding shares (other than treasury shares) of Company Common Stock on the date hereof,

                  (ii) any applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Offer, or

                  (iii) at any time on or after the date of the Agreement, and before the expiration of the Offer, any of the following events shall occur and be continuing:

                           (a) there shall be any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which
         (1) prohibits, or imposes any material limitations on, Parent's or Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets, (2) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) restricts the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase some or all the Shares, or (4) imposes material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, provided, however, that Parent shall have used its reasonable best efforts to cause any such judgment, order or injunction to be vacated or lifted;

                           (b) there shall be any action or proceeding pending or instituted by any domestic or foreign national or federal governmental regulatory or administrative agency or authority, or by any U.S. state governmental regulatory or administrative agency or authority, which: (A) (1) seeks to prohibit, or impose any material limitation on, Parent's or Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets, (2) seeks to prohibit or make illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) seeks to restrict the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all the Shares or
         (4) seeks to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders; and (B) Parent shall have used all reasonable best efforts to cause to be dismissed; and (C) the Management Board or Supervisory Board of Parent shall have determined, after consultation with legal counsel, would, if adversely determined, have any of the results described in any of clauses (A)(1) through (A)(4) of this paragraph (b) if the relief sought were to be obtained;

                           (c) the representations and warranties of the Company set forth in the Agreement shall not be true and correct in any respect, disregarding for this purpose any standard of materiality contained in any such representation or warranty, as of the date of consummation of the Offer as though made on or as of such date, except
         (i) for changes specifically permitted by the Agreement or (ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of such representations and warranties to be true and correct, do not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole; or

                           (d) the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Agreement to be performed or complied with by it (including, without limitation, if the Company shall have entered into any definitive agreement or any agreement in principle with any Person (other than Parent, Purchaser or any affiliate thereof) with respect to an Acquisition Proposal or similar business combination with the Company);

                           (e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the Nasdaq National Market System or the Paris Stock Exchange, which suspension or limitation shall have continued for at least five New York Stock Exchange trading days, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or in France or any limitation (whether or not mandatory) by Federal, state or foreign authorities on the extension of credit by lending institutions, which moratorium, suspension, or limitation is reasonably likely to materially affect the ability of Parent to pay for the Shares, (iii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or France and reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole or materially and adversely affect the consummation of the Offer, or (iv) in the case of clauses (i), (ii) and (iii) above existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                           (f) the Agreement shall have been terminated in accordance with its terms which in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

                  The foregoing conditions are for the sole benefit of Purchaser and Parent and, subject to the Agreement, may be asserted by either of them or may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser, provided that the Minimum Condition may not be waived to be less than 51% of the total issued and outstanding shares (other than treasury shares) of Company Common Stock.



                                       A-2